EXHIBIT 99.1

U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000

U.S. Physical Therapy Announces Impact to Operations
 from Hurricanes Harvey and Irma

Houston, TX, September 25, 2017 – U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced today that the operations of 81 of the Company’s 567 clinics were affected by hurricanes Harvey and Irma. Because of the high winds, loss of electrical power, flooding and road closures attributed to those severe storms, U.S. Physical Therapy’s business was interrupted in large parts of the states of Texas, Florida and Georgia. The preliminary estimate is that more than 7,100 patient visits, representing approximately $635,000 in revenue and gross profit contribution, were lost.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 567 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 30 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also provides onsite services for clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

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